EXPLORATION AGREEMENT
BWC Project
Jackson County, Texas

         This Exploration Agreement (the "Agreement") is entered into as of April 1, 1998, by and between Parallel Petroleum Corporation ("Parallel"), TAC Resources, Inc. ("TAC"), Beta Oil & Gas, Inc. ("Beta"), Meyer Financial Services, Inc. ("Meyer"), FGL, Inc. ("FGL"), Mert L. Cooper ("Cooper"), Mansefeldt Investment Corporation ("Mansefeldt"), Topaz Exploration Company ("Topaz"), Wes-Tex Drilling Corp. ("Wes-Tex") and CKC Investments, Inc. ("CKC") all hereinafter collectively referred to as (the "Parties").

WITNESSETH:

         WHEREAS, Parallel and TAC have acquired seismic and lease options, oil and gas leases and seismic permits covering an area of approximately 40,000 acres located in Jackson County, Texas, as depicted on the plat attached hereto as Exhibit "A".

         WHEREAS, Beta, Meyer, FGL, Cooper, Mansefeldt, Topaz, Wes-Tex and CKC propose to acquire undivided interests in and to the rights granted by such agreements, and to participate in conducting a 3-D seismic program upon the lands covered thereby.

         NOW, THEREFORE, in consideration of the premises, the mutual agreements and obligations set forth herein, and the mutual benefits to be received hereunder, the Parties agree as follows:


ARTICLE 1. DEFINITIONS


         For the purpose of this Agreement, the following terms shall have the meanings designated below:

         1.1 Area of Mutual Interest "AMI" means the lands outlined on the plat attached hereto as Exhibit "A".

         1.2 "AMI Interests" means any interest in the oil, gas or other minerals in and under the AMI, including leasehold interests under oil and gas leases, oil and gas lease options, interests of the farmee under farmout agreement, and other such interests or rights similar or dissimilar to those mentioned, including, but not limited to, seismic permits. AMI Interest does not, however, include nonpossessory interests in the oil, gas and other minerals in and under the AMI, such as royalty interests, overriding royalty interests, net profits interests, or other such interests whether similar or dissimilar to those mentioned.

         1.3 "Existing AMI Interests" means the Seismic and Lease Options, Oil and Gas Leases and Seismic Permits which have been acquired as of August 1, 1998.

         1.4 "Subsequently Acquired AMI Interests" means all AMI Interests acquired after August 1, 1998.

         1.5 "Contract Lands" means lands located within the AMI which are covered by AMI Interests.

         1.6 "Initial Interest" means a Party's ownership in Existing AMI Interests, and the amount of interest a party is entitled to acquire in Subsequently Acquired AMI Interests, subject to the provisions hereof.

         1.7 "Jointly Owned AMI Interest" means an AMI Interest in which the Parties own an interest pursuant to the terms of this Agreement.

         1.8 "Lease Burden" means any royalty, overriding royalty interest, net profits interest, production payment, carried interest, reversionary working interest or other charges upon a leasehold interest or the production therefrom.

         1.9 "Losses" means any and all losses, liabilities, claims, demands, penalties, fines, settlements, damages, actions, or suits of whatsoever kind and nature (but expressly excluding consequential damages), whether or not subject to litigation, including without limitation (i) claims or penalties arising from products liability, negligence, statutory liability or violation of any applicable law or in tort (strict, absolute or otherwise) and (ii) loss of or damage to any property, and all reasonable out-of-pocket costs, disbursements and expenses (including, without limitation, legal, accounting, consulting and investigation expenses and litigation costs) imposed on, incurred by or asserted against an indemnified Party in connection therewith.

         1.10 "Operator" shall mean Parallel Petroleum Corporation.

         1.11 "Party" or "Parties" means Parallel, TAC, Beta, Meyer, FGL, Cooper, Mansefeldt, Topaz, Wes-Tex and CKC and any other person or entity, singularly or as a group, which hereafter becomes a party hereto or is otherwise subject to the terms hereof.

         1.12 "Pre-Existing Data" means such data which includes, but is not limited to: seismic records and related seismic data, electronic and mud logs, cores and core analyses, field studies (less and except any proprietary methodology or process used by any Party in such studies), production tests, engineering, geological, geophysical, paleontological data, interpretive data and maps prepared by any Party in existence as of the date of this Agreement.

         1.13 "Proportionate Share" except as otherwise provided for herein, shall be calculated by dividing a Party's Initial Interest by the aggregate of the Initial Interests of all Parties who are to share an interest or an obligation pursuant to the terms hereof.

         1.14 "Prospect" means an area within the AMI which is designated as a Prospect pursuant to Article 7.3 hereof and within which there is expected to occur, based on information developed as a result of 3-D Seismic Operations, a commercial accumulation of oil and/or gas in a specific structural or stratigraphic trap.

         1.15 "Subsequently Created Burden" means a lease burden which is created by a party subsequent to its acquisition of the interest which is subject to the burden, except the overriding royalty interest provided for in Article 2.5 hereof.

         1.16 "Costs Prior to Leasehold Acquisition" means all costs of any type whatsoever which pertain to this project, covering lands located within or outside the AMI, including, but not limited to costs of seismic permits, seismic and lease options, oil and gas leases, and renewals and/or extensions thereof, land brokerage, legal costs, surface damages, surveying, seismic acquisition, processing and interpretation, etc., which are incurred prior to Leasehold Acquisition conducted under the provisions of Article 4 hereof.

         1.17 "Seismic Operations" means all operations which are necessary to produce a three-dimensional seismic data grid over the portion of the Contract Lands on which the Parties conduct such operations, including the processing and interpretation of such data.

         1.18 Other terms are defined elsewhere in this Agreement.

ARTICLE 2. INTERESTS AND SHARE OF COSTS OF THE PARTIES


         2.1 Area of Mutual Interest. The Parties hereby establish an Area of Mutual Interest "AMI", same to be comprised of the area outlined on the attached Exhibit "A", and which shall cover AMI Interests located therein. This AMI shall continue for a term of seven (7) years, or the expiration of the last Jointly Owned AMI Interest, whichever is earlier.

         2.2 Interests and Share of Costs of the Parties. The Parties hereby agree to own, as their Initial Interest, and agree to bear the costs set out below, as follows:



         Party             Initial Interest          Share of Costs               Share of Costs
                                                     Prior to Leasehold           for Leasehold
                                                     Acquisition                  Acquisition and
                                                                                  Subsequent Operations
         Parallel          .4825000                  .5600000                     .4825000

         TAC               .1875000                  .0000000                     .1875000

         Beta              .1250000                  .1666667                     .1250000

         Meyer             .0200000                  .0266667                     .0200000

         CKC               .0300000                  .0400000                     .0300000

         Cooper            .0300000                  .0400000                     .0300000

         FGL               .0750000                  .1000000                     .0750000

         Mansefeldt        .0360000                  .0480000                     .0360000

         Topaz             .0040000                  .0053333                     .0040000

         Wes-Tex           .0100000                  .0133333                     .0100000

         Parallel and TAC have acquired and presently own the Existing AMI Interests. Beta, Meyer, FGL, Cooper, Mansefeldt, Topaz, Wes-Tex and CKC agree that their respective costs in the Existing AMI Interests shall be based on $100.00 per net mineral acre on seismic and lease options, and cost plus 33.33333% on oil and gas leases and seismic permits. The Existing AMI Interests are presently comprised of approximately 28,454.496 net mineral acres covered by seismic and lease option, 2,288 acres covered by seismic permit where cost was $36,895.00, and 279.3065 net mineral acres covered by oil and gas lease where cost was $41,895.98. Based on the foregoing, the current total cost of Existing AMI Interests is Two million nine hundred fifty thousand five hundred four and 24/100 Dollars ($2,950,504.24). Beta, Meyer, FGL, Cooper, Mansefeldt, Topaz, Wes-Tex and CKC agree to pay Parallel their share of such cost, as referenced above, in the Existing AMI Interests upon execution of this Agreement. Beta, Meyer, FGL, Cooper, Mansefeldt, Topaz, Wes-Tex and CKC hereby agree that Parallel shall have the exclusive right to acquire AMI Interests through August 1, 1998, and that same shall be treated in all respects as Existing AMI Interests. Beta, Meyer, FGL, Cooper, Mansefeldt, Topaz, Wes-Tex and CKC agree that they shall be obligated to accept such interests in the same percentages and pay Parallel for such interests at the same terms stated herein. Payment for such interests shall be due within fifteen
         (15) days after receipt of written notice as set out in Article 2.4. Interests available to Parallel which costs exceed those stated above shall be offered to the other Parties as per the procedure set forth in
         Article 2.4 below.

         2.3 Recording. Parallel agrees to file for record in the office of the Jackson County Clerk, all Memorandums of Seismic and Lease Options covering the Existing AMI Interests within fifteen (15) days of the date this Agreement is executed by all Parties.

         2.4 Subsequently Acquired AMI Interests. Any Party acquiring a Subsequently Acquired AMI Interest, directly or indirectly, shall notify the other Parties hereto. Such notice shall set forth (i) a description of the interest acquired, (ii) the total cost of the interest, including all land and legal costs associated with the acquisition thereof, (iii) the Proportionate Share of the notified Party and its cost therein, and (iv) any other pertinent terms of such acquisition, including, but not limited to, copies of the instruments of conveyance, copies of leases, assignments, subleases, farmout and other contracts affecting the AMI Interests, copies of paid drafts or checks, itemized invoices of actual costs incurred by the acquiring Party. Parties shall have fifteen (15) days from the receipt of this notice to acquire their Proportionate Share of the Subsequently Acquired AMI Interest. A Party's election to acquire shall be given in writing and accompanied by Party's payment of its total cost for such interest. If a Party's election and payment are not received within such fifteen (15) day period, it shall be conclusively presumed that such Party has elected not to acquire its Proportionate Share of the Subsequently Acquired AMI Interest and has forfeited its right thereto. A Party's failure to exercise its option as to any particular notice shall not constitute a waiver or release of its right to acquire any interest described in any subsequent notice delivered hereunder. Subsequently acquired AMI Interests shall not be construed to include oil and gas leases acquired under Article 4 hereof.

         2.5 Existing Burdens. Each Party's interest under this agreement in the AMI Interests, and oil and gas leases which may be acquired thereunder, shall be subject to and burdened by its proportionate share of all existing operating agreements, existing and pending pooling and spacing orders and all Lease Burdens other than Subsequently Created Burdens. Parallel and TAC represent, except as hereinafter provided, that they have not burdened the Existing AMI Interests acquired or to be acquired with any liens or Subsequently Created Burdens. Each Party agrees to perform its Proportionate Share of the obligations under the AMI Interests acquired pursuant to this Agreement and the other obligations described in this Article, but only to the extent that such obligations arise after the acquisition of such AMI Interests by such Party. Notwithstanding the foregoing, the Parties agree that they shall bear, their Proportionate Share of an overriding royalty interest to be owned by TAC on all oil and gas leases acquired pursuant to this Agreement (including leases acquired by exercising lease options in which the Parties own an interest, and in extensions and renewals thereof) equal to the difference between Lease Burdens and twenty-five percent (25%) on all such leases where Lease Burdens are less than twenty-five percent (25%); and an overriding royalty interest equal to two percent (2%) of eight-eighths (8/8th) in such leases where Lease Burdens are twenty-five percent (25%) or greater. All such overriding royalty interests shall be reduced in the proportion that the mineral interest covered by any such lease or leases bears to the entire undivided fee mineral estate.

         2.6 Expiring Options. If any lease options covered hereby will expire prior to completion of the Seismic Operations contemplated herein, Operator shall use its best efforts to renew and/or extend such option for a sufficient period of time to complete the proposed 3-D Seismic Operations thereon and exercise the lease option thereunder. Payment for extensions and/or renewals shall be due within fifteen (15) days after receipt of an invoice therefore.

         2.7 Assignments. Upon receipt of payment for AMI Interests, Parallel shall assign to the Parties hereto their Initial Interest in such AMI Interests. Such assignment shall be recordable in form, shall be subject to this agreement, shall provide for warranty by, through and under Parallel, but not otherwise, and shall be subject to the terms and provisions of the AMI Interests assigned. Notwithstanding such assignments, the Parties hereby grant Operator full right and authority to conduct Leasehold Acquisition on their behalf under the provisions of Article 4 hereof.

         2.8 AMI Interests Located In and Outside of the Existing AMI. If an AMI Interest is found to cover lands located both within and outside the existing AMI, the entirety of such AMI Interest shall be offered to the other Parties under the provisions of Article 2.4, and if the other Parties elect to participate in the acquisition thereof, the description of the lands comprising the AMI shall be deemed to be amended to extend and cover all of the lands covered by such interest. The option of the Parties to participate in the acquisition of such interests shall be limited to the entirety of the interest acquired.

         2.9 Option to Cash Call. Notwithstanding the provisions for the payments required in Articles 2.2, 2.4, 2.6 and 4, Operator shall the right to require the other Parties to pay their Proportionate Share of the estimated costs as provided in such Articles in advance. Such advanced payment shall be paid within fifteen (15) days of receipt of an invoice therefor.


ARTICLE 3. SEISMIC OPERATIONS


         3.1 Existing Seismic, Geologic and Other Subsurface Data. Except as prohibited by law or by agreements with third parties, upon request, each Party owning existing seismic data pertaining to lands located within the AMI shall furnish copies of all such data to the other Parties, together with any geologic or other subsurface data that could be useful in the interpretation thereof. The Party receiving such data shall bear the expense of copying it. The Party owning any seismic or other data which may not be copied, due to legal prohibitions or by agreements with third parties, shall, upon request, make such data available to the Party requesting such data during normal business hours.

         3.2 Ownership of Pre-Existing Data. Ownership of the Pre-Existing Data and all reprocessed Pre-Existing Data shall at all times remain vested in the Party who contributes the Pre-Existing Data for use by the Parties, and the Parties agree to acknowledge such ownership, including, but not limited to, the filing with any appropriate governmental authority of such acknowledgment. The Parties expressly reserve the right to sell, license, or trade the Pre-Existing Data which it contributes hereunder, to the extent that it has such right to sell, license or trade the Pre-Existing Data, through its own efforts, or through the efforts of others duly authorized by such Party and the benefits and advantages, including monetary consideration, which such Party receives as a result of such activities shall be the sole property of such Party.

         3.3 Management of the 3-D Seismic Operations. Operator shall exclusively manage and conduct the 3-D Seismic Operations contemplated hereunder and all operations incident thereto, including, but not limited to, the acquisition of all geoscientific data, the performance of all 3-D seismic surveys and other geoscientific work incident thereto, and, subject to the Operating Agreements, the drilling of all wells on the Prospects. Operator shall perform all such work through employees, representatives, and contractors of its selection, and Operator shall and does hereby agree to utilize reasonable prudence and economic judgment in contracting with third party contractors or subcontractors. As manager of 3-D Seismic Operations, Operator shall devote such of its time, attention and efforts to the conduct thereof as it shall in good faith determine reasonably necessary, but shall otherwise be free to engage in and pursue all other current and future business projects, programs, prospects, opportunities, investments and activities without obligation of any kind to or right of participation therein by the other Parties hereto. In performing its duties under this Agreement, Operator shall serve as an independent contractor and not as an agent or employee of the other Parties hereto. Operator shall utilize reasonable prudence and economic judgment in incurring costs, and shall further conduct the 3-D Seismic Operations and perform all of its duties under this Agreement as a reasonable, prudent operator, in a good and workmanlike manner with due diligence and dispatch, in accordance with good oilfield and exploratory practice, and in compliance with all applicable laws and regulations, BUT SHALL HAVE NO LIABILITY TO THE OTHER PARTIES HERETO OR ANY OTHER OWNER OF RIGHTS OR INTERESTS UNDER THIS AGREEMENT FOR ANY LOSSES SUSTAINED OR LIABILITIES INCURRED IN CONNECTION WITH THE 3-D SEISMIC OPERATIONS AND/OR THE CONDUCT OF ANY ACTIVITIES UNDER OR CONTEMPLATED BY THIS AGREEMENT, SAVE AND EXCEPT AS MAY BE OCCASIONED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF OPERATOR. EACH OF THE OTHER PARTIES HERETO ACKNOWLEDGES THAT (A) IT HAS READ AND AGREED TO THE FOREGOING EXCULPATION OF OPERATOR AS A NEGOTIATED AND BARGAINED FOR ASPECT OF THIS TRANSACTION,
         (B) THIS EXCULPATION PROVISION IS CONSPICUOUS.

         3.4 Ongoing and Future Seismic Operations. The Parties agree to conduct such operations on all or substantially all of the Contract Lands. The Parties may, subject to their unanimous written consent, agree to reduce or increase the acreage on which such operations will be conducted when technical, legal or operational considerations indicate that such reduction or increase is warranted. In any event, the Parties agree to pay Operator their respective shares of the total costs of the 3-D Seismic Operations conducted on all land covered by AMI Interests as set forth in Article 2.2 hereof. Payment for 3-D Seismic Operations shall be due within fifteen (15) days after receipt of each invoice therefore. Operator shall furnish the other Parties hereto with copies of all applicable contracts and other information pertaining to all 3-D Seismic Operations conducted hereunder. The Parties shall own their Proportionate Share of the geophysical data obtained by and resulting from the 3-D Seismic Operations conducted on the Contract Lands, including, but not limited to all tapes, seismic sections and any and all other data generated by such 3-D Seismic Operations. Each Party shall have access to such data and shall receive copies thereof. The Parties agree to work together in a spirit of cooperation and in good faith in planning and causing the 3-D Seismic Operations to be conducted as contemplated herein as well as in sharing the data collected therefrom and the interpretations thereof. Such interpretations, by any Party, shall in no way be deemed a representation to any other Party that such interpretations are accurate or correct. Such interpretations shall be given merely as a means of sharing such Party's analysis and ideas regarding such data.

         3.5 Confidentiality of Seismic Data. Except as provided below, each Party agrees to keep all seismic data obtained pursuant to Article 3.3 confidential for a period of seven (7) years from the date hereof. After the expiration of seven (7) years from the date hereof any Party may sell the data it acquired pursuant to Article 3.3. Each Party owning an interest in such data shall receive its Proportionate Share of the proceeds of any such sale. Any data acquired from another Party pursuant to Article 3.1 shall forever be kept confidential by the Parties; provided, however, that the Party who originally contributed such data may share, sell or otherwise dispose of such data that does not pertain to a Prospect to a third party after the expiration of one
         (1) year from the date hereof, and the other Parties shall have no interest in the proceeds from such sale. Notwithstanding the foregoing, a Party may disclose seismic data to (A) a prospective purchaser or farmee of such Party's interest, provided (i) such disclosure is limited to the Prospect under consideration for sale or farmout, (ii) the prospective purchaser or farmee must review such data in the affected Party's offices and may not copy such data until such time as it has acquired or earned an interest in the Contract Lands, and (iii) such prospective purchaser or farmee must execute a confidentiality agreement to prevent further disclosure and unauthorized use of such data; or (B) a third party who is entitled thereto pursuant to the terms of a lease,  lease  option  or  seismic  permit.  Any  Party  may disclose such data to its agents, staff, representatives and consultants in the normal conduct of its business.

         3.6 Review of Seismic Data. The Parties agree to cooperate in good faith in reviewing the seismic data acquired hereunder. Such data should be reviewed by the Parties as soon as practicable after the data is available so that the Parties can make decisions regarding the exercise of lease options.

ARTICLE 4. LEASEHOLD ACQUISITION

         As soon as is practicable after the 3-D seismic data has been processed and interpreted, Operator shall, in its sole discretion, acquire leases within the AMI, and the Parties agree to pay their Proportionate Share of cost therein, including all land and legal costs associated with the acquisition thereof. Upon receipt of payment, which shall be due within fifteen (15) days after receipt of each invoice therefore, Operator shall promptly execute and deliver recordable assignments to the Parties reflecting their respective interests in the leases acquired.

ARTICLE 5. FORFEITURE

         Payments due hereunder, including Cash Calls provided for in Article 2.9, for Existing AMI Interests under Article 2.2, renewals and/or extensions acquired under Article 2.6, Seismic Operations under
         Article 3.4, and Lease Acquisition under Article 4 shall be mandatory. A Party failing to timely make any such payment shall be in breach of this Agreement; and, in the event such payment is not received by the Party entitled thereto, within sixty (60) days after written demand therefore has been received, such Party shall, without the necessity of any further proceeding, forfeit all of its right, title and interest under this Agreement (including, but not limited to all of the interest that it acquired pursuant to the terms hereof in any AMI Interests and seismic data) to the Party to whom such payment is owed. Any Party so forfeiting its interest hereunder, hereby designates and appoints the Party to whom such payment is owed as its Agent and Attorney-in-Fact for the sole and limited purpose of executing an instrument of conveyance vesting title to the forfeited interest in the Party to whom such payment is owed. The Party receiving such forfeited interest shall then offer the other Parties their Proportionate Share of such forfeited interest as per the provisions of
         Article 2.4 hereof.

ARTICLE 6. SALE, FARMOUT OR OTHER DISPOSITION OF AMI INTERESTS TO A THIRD PARTY

         Any Party may sell, assign, farmout or otherwise dispose of all or any portion of its interest acquired pursuant to or in connection with this Agreement without consent of any other Party. Operator shall be furnished with a copy of the assignment or other instrument disposing of such interest within ten (10) days from the date thereof.

ARTICLE 7. SUBSEQUENT OPERATIONS

         7.1 Operator. Operator shall have the right, subject to the terms and provisions of the attached Operating Agreement, to be the Operator for all operations conducted within the AMI, and the Parties hereby agree to execute separate Operating Agreements designating Operator, as Operator, as required.

         7.2 Operating Agreement. Except as provided herein, all operations conducted within the AMI shall be conducted in accordance with the terms of an Operating Agreement substantially in the form attached hereto as Exhibit "B". A separate Operating Agreement shall be executed for each Prospect, with the first well drilled in such Prospect to be designated as the "Initial Well". The share of costs which each Party must bear and the interest of each Party in the production from each well drilled under the Prospect Operating Agreement will be determined on a well-by-well basis in accordance with the terms hereof as modified by the terms of the Operating Agreement. In the event of conflict between the terms and provisions hereof and those contained in the Operating Agreement, the terms and provisions hereof shall prevail.

         7.3 Designation of Prospects. As soon as practicable after the data has been processed and interpreted, Operator shall furnish the other Parties with maps which reflect designated Prospects, together with a description of the seismic data, prospective feature and any interpretative data or other maps upon which such Prospect is based.

         7.4 Non-Consent Election on Initial Well. If a Party elects not to participate in the drilling of the Initial Well in a Prospect, such Party shall relinquish all of its rights and interests in that Prospect to the Parties participating in the drilling of such well which elect to acquire their Proportionate Share of the relinquished interest. A condition precedent to such relinquishment shall be the reimbursement of the relinquishing Party's leasehold cost in the relinquished interest by the Parties electing to participate in such interest, which cost shall be specifically limited to that incurred by such Party under
         Article 4 hereof. A Party so relinquishing its interest shall promptly execute a recordable assignment of its relinquished interest to the Parties entitled thereto, which interest shall be free of any Subsequently Created Burdens. Upon receipt of such assignment the Parties receiving the relinquished interest shall reimburse the relinquishing Party their respective Proportionate Share of the relinquishing Party's cost in the interest so assigned.

         7.5 Limitation on Number of Wells Drilling. Not more than three (3) wells shall be drilling on the Contract Lands at any time unless it is necessary to commence a well in order to perpetuate a lease or otherwise satisfy the terms of a continuous drilling obligation.

ARTICLE 8. MISCELLANEOUS

         8.1 Legal Relationship. This agreement is not intended to create, and shall not be construed to create, a partnership or other relationship whereby one party is liable for the actions or debts of another party; it being understood and agreed that the rights and liabilities of all parties are several and not joint or collective.

         8.2 Entire Agreement. This agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, superseding any and all prior agreements, understandings, discussions, negotiations and commitments of any kind.

         8.3 Amendment. The provisions of this agreement may be amended, supplemented, or waived only if in writing signed by all parties hereto.

         8.4 Construction. The parties to this agreement all acknowledge and agree that this agreement was drafted jointly by them, and that in the event of any ambiguity, this agreement shall not be construed against any of them on the basis of the fact or presumption that one party had a greater or lesser hand in the drafting of the agreement than another party, but rather the terms shall be given a reasonable interpretation.

         8.5 Governing Law. Except to the extent preempted by federal law, this agreement is to be construed and interpreted in accordance with, and governed by, the laws of the State of Texas.

         8.6 Binding Agreement. This agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, successors, legal representatives and assigns.

         8.7 Section and Subsection Headings. The article, section and subsection headings contained in this agreement are for the purpose of convenience only and are not intended to define or limit the contents hereof or otherwise be considered in construing and enforcing this agreement.

         8.8 Waivers. Any failure by any party hereto to comply with any of its obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the party to whom such compliance is owed. No waiver of, or consent to a change in, any provision of this agreement shall be deemed to be, or shall constitute, a waiver of or consent to a change in the provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless expressly provided.

         8.9 Further Assurances. The parties hereto agree to deliver or cause to be delivered to each other at all such times as shall be reasonably required, all such additional instruments, agreements, and other documents, and to perform all such actions, as any of them may reasonably request for the purpose of performing any provision of this agreement or evidencing the transactions contemplated by this agreement.

         8.10 Severability. If any term or provision of this agreement or any application of this agreement is held invalid or unenforceable, the remainder of this agreement and any other application of the terms and provisions of this agreement shall not be affected by that holding, but shall be valid and enforceable.

         8.11 Exhibits. All exhibits attached hereto or referred to in this agreement are incorporated herein and made a part of this agreement.

         8.12 Term. The term of this agreement shall be seven (7) years from the date hereof or until the last expiration of the last Jointly Owned AMI Interest acquired hereunder, whichever is earlier, with the exception of the confidentiality requirements of Article 3.5 which shall survive and extend past that period.

         8.13 Notices. All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand, (b) when sent by facsimile (with receipt confirmed), provided that a copy is promptly mailed thereafter by first class postage prepaid registered or certified mail, return receipt requested, (c) when received by the addressee, if sent by Express Mail, Federal Express, other express delivery service (receipt requested) or by such other means as the Parties named below may agree from time to time or (d) five (5) days after being mailed in the USA, by first class postage prepaid registered or certified mail, return receipt requested; in each case to the appropriate address and telecopier number set forth below (or to such other address or telecopier number as a Party may designate as to itself by notice to the other Parties).

         Parallel Petroleum Corporation
         110 N. Marienfeld, Suite 465
         Midland  , TX 79701
         Attn: Larry Oldham
         Telephone Number: (915)684-3727
         Telecopier Number: (915)684-3905

         TAC Resources, Inc.
         P. O. Box 206
         Victoria, TX 77902
         Attn: Bill Bishop
         Telephone Number: (512)573-4969
         Telecopier Number: (512)573-9840

         Beta Oil & Gas, Inc.
         901 Dove Street, Suite 230
         Newport Beach, CA 92660
         Attn: Steve Antry
         Telephone Number: (714)752-5212
         Telecopier Number: (714)752-5757

         Meyer Financial Services, Inc.
         1005 Liberty Building
         Buffalo, NY 14202
         Attn: Paul Meyer
         Telephone Number: (716)842-2215
         Telecopier Number: (716)842-2220

         Mert L. Cooper
         P. O. Box 935
         Canadian, TX 79014
         Attn: Mert L. Cooper
         Telephone Number: (806)323-9464
         Telecopier Number: (806)323-9463

         CKC Investments, Inc.
         P. O. Box 935
         Canadian, TX 79014
         Attn: Mert L. Cooper
         Telephone Number: (806)323-9464
         Telecopier Number: (806)323-9463

         FGL, Inc.
         5646 Milton Street, Suite 900
         Dallas, TX 75206
         Attn: Guy Griffith
         Telephone Number: (214)691-0711
         Telecopier Number: (214)368-1502
         Also Notify:
         EG Operating, Inc.
         1101 S. Capitol of Texas Highway, Building A, Suite 104
         Austin, TX 78746
         Attn: Ed Geoffroy
         Telephone Number: (512)328-4355
         Telecopier Number: (512)328-4383

         Mansefeldt Investment Corporation
         400 Pine Street, Suite 1000
         Abilene, TX 79601
         Attn: Tucker Bridwell
         Telephone Number: (915)677-1367
         Telecopier Number: (915)675-5017

         Topaz Exploration Company
         P. O. Box 1616
         Abilene, TX 79604
         Attn: Tucker Bridwell
         Telephone Number: (915)677-1367
         Telecopier Number: (915)675-5017

         Wes-Tex Drilling Corp.
         P. O. Box 3739
         Abilene, TX 79604
         Attn: Myrle Greathouse
         Telephone Number: (915)677-9121
         Telecopier Number: (915)675-5140


         Each Party shall have the right upon giving thirty (30) days prior written notice to the other Parties, in the manner herein provided, to change its address and telecopier number for the purpose of notice.

         8.14 Transfers Subject to this Agreement. Any sale, agreement, transfer or other disposition of an interest in the Contract Lands, however accomplished, either voluntarily or involuntarily, by operations of law or otherwise, shall be subject to the terms of this Agreement. Any instruments which convey any interest in the Contract Lands shall be made expressly subject to the Agreement.

         8.15   Counterparts.   This  agreement  may  be  executed  in  multiple
         counterparts, all of which when taken together shall constitute one and the same agreement.

         8.16 Public Announcements. Each Party hereto agrees that prior to making any public announcement or statement with respect to the transaction contemplated in this Agreement, the Party desiring to make such public announcement or statement shall consult with the other Parties hereto and exercise their best efforts to (i) agree upon the text of a joint public announcement or statement to be made by the Parties, (ii) obtain approval of the other Parties hereto to the extent of a public announcement or statement to be made solely by one of the Parties, as the case may be. Approval shall be requested pursuant to Article 8.13 hereof, and any such announcement or statement shall be deemed approved if no reply to the contrary is received within twenty-four (24) hours (Saturdays, Sundays and federal legal holidays excluded) after receipt of such request by the other Parties. Nothing contained in this paragraph shall be construed to require any Party to obtain approval of the other Parties hereto to disclose information with respect to the transaction contemplated by this Agreement to any governmental body to the extent required by applicable law or by any applicable rules.

         8.17 Expenses. Except as specified herein and as the Parties may otherwise agree, each Party shall be solely responsible for all expenses incurred by it in connection with any and all transactions that are contemplated by this Agreement.

         8.18 Force Majeure. Should any Party be prevented, wholly or in part, from complying with any express or implied obligation of this Agreement(other than the obligation to make money payments), from conducting any operations provided for under this Agreement, including by way of illustration but not limitation, the conducting of the 3-D Seismic Operations by reason of scarcity of or inability to obtain or to use labor, water, equipment or materials in the open market or transportation thereof from any cause (other than financial) beyond the control of such Party, or operation of "Force Majeure, any State or Federal law or any order, ruling or regulation of governmental authority, then while so prevented, such Party's obligation to comply with such provision or obligation shall be suspended, and such Party shall not be liable in damages or otherwise to the other Parties for failure to comply therewith, provided that the Party claiming suspension shall give written notice and full particulars of the reason of such inability to perform its obligations to the other Parties within thirty (30) days after the occurrence of the cause relied on by the Party claiming suspension.

         8.19 Arbitration. The Parties agree that any and all disputes arising under or relating to this Agreement shall be referred to arbitration pursuant to the commercial rules of arbitration of the American Arbitration Association. Venue for such arbitration shall be Houston, Texas USA.


IN WITNESS WHEREOF, this agreement is executed on the date first above written.



                                          Parallel Petroleum Corporation


                                          By:__________________________________
                                             Larry C. Oldham, President


                                          TAC Resources, Inc.



                                          By:__________________________________
                                             Bill Bishop, President



                                          Beta Oil & Gas, Inc.


                                          By:___________________________________
                                             Steve Antry, President



                                          Meyer Financial Services, Inc.



                                          By:___________________________________
                                             Paul Meyer, President





                                          CKC Investments, Inc.



                                          By:___________________________________
                                             Mert L. Cooper, President



                                            -----------------------------------
                                             Mert L. Cooper





                                          FGL, Inc.



                                          By:__________________________________
                                             Guy Griffith, Vice President



                                          Mansefeldt Investment Corporation



                                          By:__________________________________
                                             Tucker Bridwell, President



                                          Topaz Exploration Company



                                           By:_________________________________
                                              Tucker Bridwell, President





                                           Wes-Tex Drilling Corp.



                                           By:__________________________________
                                              Myrle Greathouse,
                                              Chairman of the Board